UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2011, the Board of Directors of Albemarle Corporation (the “Company”) appointed Luther C. Kissam IV, the President of the Company, to serve as the Chief Executive Officer, effective September 1, 2011. Mr. Kissam, age 46, was named President in March 2010. Mr. Kissam served as Executive Vice President, Manufacturing and Law, and Secretary from May 2009 to March 2010 and as Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 to May 2009. Mr. Kissam joined the Company in September 2003 as Vice President, General Counsel and Secretary and, in December 2005, was promoted to Senior Vice President, General Counsel and Secretary. Mark C. Rohr, the Company’s current Chief Executive Officer and Chairman of the Board, will continue to serve as the Company’s executive Chairman of the Board after Mr. Kissam begins his term as Chief Executive Officer.

A copy of the press release issued on July 18, 2011 announcing Mr. Kissam’s appointment is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Mr. Kissam’s compensation will continue as previously disclosed, except as set forth below. The Executive Compensation Committee (the “Committee”) of the Board of Directors authorized an increase to his base salary to $800,000, effective September 1, 2011. Pursuant to the Albemarle Corporation 2008 Incentive Plan (the “2008 Incentive Plan”), Mr. Kissam is eligible to receive an annual cash incentive payment of zero to two times a target percentage of his base salary for achieving target performance levels under company-wide metrics; plus, based on specific individual performance goals, an additional amount may be earned up to the set maximum potential bonus. The target percentage of base salary for Mr. Kissam will be increased to 100% for 2012 and proportionately (from his current level to 100%) for 2011, effective September 1, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated July 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2011

ALBEMARLE CORPORATION

By:	/s/ Karen G. Narwold
Karen G. Narwold
Senior Vice President, General Counsel and Corporate Secretary